Exhibit 99.1

For Further Information Contact:

Investor Relations Sukhi Nagesh Tel: 408-222-8373 sukhi@marvell.com	Media Relations Holly Zheng Tel: 408-222-9202 hollyz@marvell.com

Marvell Technology Group Ltd. Announces CTO Transition

Santa Clara, California (January 16, 2014) — Marvell (NASDAQ: MRVL), a global leader in integrated silicon solutions, today announced the resignation of Dr. Pantas Sutardja from the role of Chief Technology Officer and the promotion of Dr. Zining Wu to the same position effective as of January 15, 2014. Dr. Pantas Sutardja will continue to assist the company for a transition period.

“It has been a great honor for me to have had the opportunity to work closely with Sehat and Weili in building the company into a leader in many markets and I am extremely thankful to both for having me as part of the founding team. I am confident that their leadership, dedication, capability and passion will help drive even greater accomplishments for the company in the future,” said Dr. Pantas Sutardja. “I am also proud of the accomplishments and basic intellectual property developed at the company since its inception. The immense talent and innovative drive of the engineering community at Marvell remains unparalleled and I expect the pace and breadth of advanced technology development to become even stronger under the leadership of Zining. He will have the full support of me, Sehat and Weili in all respects during the transition.”

“Pantas has served the company over the last 19 years in various capacities and has been instrumental in the success of the company. He has always been and continues to be a strong supporter of the company’s goals and I am extremely grateful for his contributions. We wish him the best in his future endeavors,” said Sehat Sutardja, Marvell CEO, Chairman and co-founder. “I am also extremely pleased to announce the promotion of Dr. Zining Wu to the role of Chief Technology Officer effective immediately. Zining joined Marvell over 14 years ago as a young scientist from Stanford University and has consistently translated his strong technical background by leading our engineering teams in the development of advanced technologies that have significantly benefited the company. His elevation to the role of CTO was a natural choice and the transition will be seamless.”

Dr. Zining Wu has worked at Marvell Semiconductor since July 1999. Since August 2008, Dr. Wu has served as the Company’s Vice President, Data Storage Technology. Prior to August 2008, Dr. Wu worked as an engineer and in various managerial roles in the Company’s Storage group. Dr. Wu holds a Bachelor of Science in Electronic Engineering from Tsinghua University in Beijing, China, and a Masters of Science and Ph.D. in Electrical Engineering from Stanford University. Dr. Wu holds over 200 U.S. patents and has published eight technical papers and a book related to data storage technology.

About Marvell

Marvell is a global leader in providing complete silicon solutions enabling the digital connected lifestyle. From mobile communications to storage, cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the terms the “company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

###